UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box::

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EBET, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EBET, Inc.

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

NOTICE OF ADJOURNED ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 26, 2023

TO THE STOCKHOLDERS OF EBET, INC.:

NOTICE IS HEREBY GIVEN that the adjourned 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of EBET, Inc. (the “Company”) originally scheduled for April 27, 2023, at 12:00 p.m. Eastern Time, and after previously being adjourned and reconvened on May 8, 2023 and May 26, 2023, has been adjourned to July 26, 2023, at 2:00 p.m. Eastern Time.

We have determined that the Annual Meeting will be held in a virtual meeting format via the Internet. The Annual Meeting will be a virtual meeting that is to be held as a listen-only conference call accessible by calling 1 800-450-7155 (toll-free) from within the United States or Canada, or +1 857-999-9155 (standard rates apply) outside the United States or Canada. If you are a shareholder of record, you can participate and vote your shares in the Annual Meeting by visiting https://www.cstproxy.com/ebet/2023 and entering the 12-digit control number included on your Proxy Card. There will not be a physical meeting location. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 917-262-2373 (toll free) or email proxy@continentalstock.com.

At the Annual Meeting, the items of business to be voted on are:

1.	To elect four Board nominees to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company, or until such person’s successor is elected and qualified.

2.	To ratify the appointment of BF Borgers CPA PC as the Company’s independent registered public accounting firm for the year ending September 30, 2023.

3.	To approve an amendment to the Company’s 2020 Stock Plan (the “2020 Plan”) to increase the number of shares of common stock authorized for issuance under the 2020 Plan by 2,500,000 shares.

4.	For purposes of complying with Nasdaq Listing Rule 5635, to approve the future adjustment of the conversion price of the Company’s Series A Convertible Preferred Stock below $0.71 per share pursuant to the conversion price adjustment provision set forth in the Series A Convertible Preferred Stock.

5.	To approve an amendment to the Company’s articles of incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a split ratio of between 1-for-2 and 1-for-30 as determined by the Board of Directors in its sole discretion, prior to the one-year anniversary of this Annual Meeting.

6.	To approve an amendment to the Company’s articles of incorporation to increase the total number of authorized shares of common stock from 100,000,000 shares to 500,000,000 shares.

7.	To authorize the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 4, Proposal 5, and/or Proposal 6.

8.	Such other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

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The Company’s board of directors (the “Board”) has set the close of business on June 2, 2023 as the new record date (the “New Record Date”) for the Annual Meeting. Only stockholders of record at the close of business on the New Record Date are entitled to notice of and to vote at the Annual Meeting (and any postponements or further adjournments thereof). Stockholders of record as of the original record date of March 16, 2023, who remain stockholders as of the New Record Date and have previously voted at the Annual Meeting, do not need to vote again but may rescind or change their prior votes. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company’s principal executive offices located at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169 for a period of ten days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

On or about June 12, 2023, we will mail to our stockholders of record at the close of business on the New Record Date the Supplement to 2022 Proxy Statement, dated June 12, 2023 (the “Supplement”), accompanying this notice, which contains instructions on how to vote your shares, as well as the proxy materials described in the Supplement to the extent not previously provided.

The proxy materials and our Annual Report on Form 10-K for the year ended September 30, 2022 are also available electronically at https://www.cstproxy.com/ebet/2023.

YOUR VOTE IS IMPORTANT. Please read the proxy statement and the instructions on the proxy card and then, whether or not you plan to attend the Annual Meeting, and no matter how many shares you own, please submit your proxy promptly via the Internet, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. You may revoke your proxy at any time before the vote is taken.

By Order of the Board of Directors,

EBET, INC.
/s/ Aaron Speach
Las Vegas, Nevada	Aaron Speach
June 12, 2023	Chief Executive Officer, President and Director

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EBET, Inc.

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

SUPPLEMENT TO 2022 PROXY STATEMENT

This is a supplement, dated as of June 12, 2023 (this “Supplement”), to the definitive proxy statement of EBET, Inc. (the “Company”) dated March 27, 2023 (the “Original Proxy Statement”) in connection with the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting was originally scheduled for April 27, 2023, at 12:00 p.m. Eastern Time, and after previously being adjourned and reconvened on May 8, 2023 and May 26, 2023, has been adjourned to July 26, 2023, at 2:00 p.m. Eastern Time. The adjourned Annual Meeting will continue to be held in a virtual format via live webcast at https://www.cstproxy.com/ebet/2023.

The Annual Meeting will be reconvened on July 16, 2023, at 2:00 am Eastern Time to consider and vote upon each of the proposals described in the Original Proxy Statement that was first mailed to stockholders on or about March 27, 2023. This Supplement, which updates certain information in the Original Proxy Statement, and which is being mailed to stockholders on or about June 12, 2023, should be read in conjunction with the Original Proxy Statement. We urge you to read the Original Proxy Statement and the Supplement in their entirety.

The Company’s Board has established a new record date of the close of business of June 2, 2023 (the “New Record Date”) for the Annual Meeting. Only the stockholders of record of the Company’s common stock (the “Common Stock”) at the close of business on the New Record Date are entitled to notice of and to vote at the adjourned Annual Meeting (and any postponements or further adjournments thereof). Stockholders of record as of the original record date of March 16, 2023, who remain stockholders as of the New Record Date and have previously voted at the Annual Meeting, do not need to vote again but may rescind or change their prior votes for any of the proposals.

On the New Record Date there were 27,893,328 shares of Common Stock outstanding.

INSTRUCTIONS FOR NEW STOCKHOLDERS

If you have become a holder of Common Stock since the close of business on March 16, 2023, then a copy of the Original Proxy Statement and the Company’s annual report on Form 10-K (without exhibits) for the fiscal year ended September 30, 2022 (the “Annual Report”), is enclosed with this Supplement, together with a proxy card. Please take a moment to authorize a proxy to vote your shares today by following the applicable instructions that appear on the enclosed proxy card regarding voting by Internet or by mailing your completed proxy card or voter instruction form.

INSTRUCTIONS FOR STOCKHOLDERS AS OF MARCH 16, 2023

If you were a stockholder of the Company as of the close of business on March 16, 2023, a proxy card relating to the proposals to be voted on is enclosed with this Supplement. Please consult the Original Proxy Statement for more information regarding the proposals to be considered at the Annual Meeting.

IF YOU HAVE PREVIOUSLY AUTHORIZED A PROXY TO VOTE YOUR SHARES, NO ACTION IS NECESSARY. Unless we receive instructions from you to the contrary, your duly authorized proxy will vote your shares according to your previous instructions.

IF YOU HAVE PREVIOUSLY AUTHORIZED A PROXY TO VOTE YOUR SHARES AND WISH TO CHANGE YOUR VOTE, you may do so by following the applicable instructions that appear on the enclosed proxy card regarding voting by internet or mail.

IF YOU DID NOT PREVIOUSLY AUTHORIZE A PROXY TO VOTE YOUR SHARES, please take a moment to vote your shares today by following the applicable instructions that appear on the enclosed proxy card regarding voting by internet or mail. AUTHORIZING A PROXY TO VOTE YOUR SHARES NOW WILL SAVE ADDITIONAL PROXY COSTS AND ELIMINATE PHONE CALLS TO YOU.

FOR ASSISTANCE VOTING YOUR SHARES

If you have any questions, or need any assistance in voting your shares, regardless of when you became a stockholder of the Company, please contact InvestorCom LLC at (877) 972-0090 in the U.S. and Canada, or by email at proxy@investor-com.com.

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CHANGES TO PROXY STATEMENT

The following sections of the Original Proxy Statement appearing in the section captioned “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING,” are accordingly amended and restated as follows:

WHY DID YOU SEND ME THIS PROXY STATEMENT?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of EBET, Inc., a Nevada corporation (“EBET,” the “Company,” “we,” or “our”), for use at the 2022 Annual Meeting of the Company’s stockholders (the “Annual Meeting”) originally scheduled for April 27, 2023, at 12:00 p.m. Eastern Time, and after previously being adjourned and reconvened on May 8, 2023 and May 26, 2023, to be held on July 26, 2023, at 2:00 p.m. Eastern Time, and at any adjournments or postponements of the Annual Meeting. The Annual Meeting will be a virtual meeting that is to be held as a listen-only conference call accessible by calling 1 800-450-7155 (toll-free) from within the United States or Canada, or +1 857-999-9155 (standard rates apply) outside the United States or Canada. If you are a shareholder of record, you can participate and vote your shares in the Annual Meeting by visiting https://www.cstproxy.com/ebet/2023 and entering the 12-digit control number included on your Proxy Card. There will not be a physical meeting location. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 917-262-2373 (toll free) or email proxy@continentalstock.com.

This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. We recommend that you submit your proxy even if you plan to attend the Annual Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Annual Meeting.

The Company’s board of directors (the “Board”) has set the close of business on June 2, 2023 as the new record date (the “New Record Date”) for the Annual Meeting. On or about June 12, 2023, we will mail to our stockholders of record at the close of business on the New Record Date the Supplement to 2022 Proxy Statement, dated June 12, 2023 (the “Supplement”), accompanying this notice, which contains instructions on how to vote your shares, as well as the proxy materials described in the Supplement to the extent not previously provided.

WHO MAY ATTEND THE ANNUAL MEETING AND HOW TO ATTEND?

Only stockholders that held our common stock as of the New Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Set forth below is a summary of the information you need to attend the virtual Annual Meeting:

Stockholders of Record

•	Stockholders of record as of the New Record Date can participate and vote their shares in the Annual Meeting by visiting https://www.cstproxy.com/ebet/2023 and entering the 12-digit control number included on their Proxy Card.

Beneficial Owners

•	If, as of the close of business on the New Record Date, you owned your shares in “street name” (i.e., through a bank, broker or other nominee), you are invited to attend the Annual Meeting, but may participate and vote at the Annual Meeting only if you hold a “legal proxy” from your bank, broker or other nominee for the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

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HOW DO I PARTICIPATE IN AND VOTE AT THE ANNUAL MEETING?

If you were a shareholder of record at the close of business on the New Record Date, you can participate and vote your shares in the Annual Meeting by visiting https://www.cstproxy.com/ebet/2023 and entering the 12-digit control number included on your Proxy Card.

If you hold your shares in street name, you should have received a Notice of Annual Meeting containing voting instructions from your broker, bank or other nominee (“custodian”) rather than from the Company. Simply follow the voting instructions in the Notice of Annual Meeting to ensure that your vote is counted. As discussed above, to vote at the Annual Meeting, you must obtain a valid “legal proxy” from your custodian. Follow the instructions from your custodian included with these proxy materials or contact your custodian to request a proxy form.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the Annual Meeting.

On the New Record Date, we had 27,893,328 shares of issued and outstanding shares of common stock entitled to vote at the Annual Meeting.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

The Annual Meeting will be postponed if a quorum is not present on July 23, 2023. The presence in person or by proxy of at least a majority of our common stock outstanding as of the New Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Abstentions and broker non-votes are treated as shares present or represented at the meeting, but are not counted as votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

WHO BEARS THE COST OF SOLICITING PROXIES?

We will pay for the entire cost of soliciting proxies. In addition to solicitation by mail, our directors, our executive officers and certain of our employees may, without additional compensation, solicit proxies by mail, in person, by telephone or other electronic means or by means of press release or other public statements. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding our proxy materials to beneficial owners.

We have engaged InvestorCom LLC to assist us in soliciting proxies for the Annual Meeting. We will pay InvestorCom LLC a fee of $7,500, plus reasonable out-of-pocket expenses for which we have advanced $5,000. We estimate the total amount payable to InvestorCom LLC, including expenses will be approximately $12,500.

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The following section of the Original Proxy Statement appearing in the section captioned “STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” is accordingly amended and restated as follows:

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 2, 2023, regarding beneficial ownership of our common stock by:

•	each of our directors;
•	each of our named executive officers;
•	all directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Name and Address of Beneficial Owner (1)	Number of Shares (2)		Percent of Class (2)

Directors and Named Executive Officers
Aaron Speach	743,611	(3)	2.7%
Matthew Lourie	102,250	(4)	*
Michael Nicklas	100,000	(5)	*
Dennis Neilander	50,000	(6)	*
Christopher S. Downs	50,000	(7)	*
Directors and Executive Officers as a Group (5 persons)	1,070,681		3.8%

5% Stockholders
CP BF Lending, LLC	3,709,097	(8)	11.7%
CVI Investments, Inc.	1,960,785	(9)	7.0%

* Indicates beneficial ownership of less than 1% of the outstanding common stock

(1) Unless otherwise indicated in the footnotes, the address of the beneficial owners is c/o EBET, Inc., 3960 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by him or her within 60 days from June 2, 2023 upon the exercise of options, warrants or other convertible securities. Percentage is based on 27,893,328 shares of common stock outstanding as of June 2, 2023.

(3) Consists of 500,000 shares held by Speachless Entertainment LLC and 218,611 shares held by Aaron Speach. Also includes 25,000 vested but unissued shares pursuant to a restricted stock unit award that will vest in four equal annual installments beginning on January 1, 2023. Does not include 75,000 remaining shares issuable to Mr. Speach pursuant to the award.

(4) Includes 57,250 shares underlying a ten-year option issued to Mr. Lourie in October 2020 to purchase 57,250 shares at an exercise price of $0.25 per share.

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(5) Includes 100,000 shares underlying a ten-year option issued to Mr. Nicklas in November 2020 to purchase 100,000 shares at an exercise price of $2.00 per share, which vests in two equal installments on each of the succeeding two anniversary dates of the option grant, provided Mr. Nicklas is serving as a director on each such vesting date.

(6) Includes 50,000 shares underlying a ten-year option issued to Mr. Neilander in January 2021 to purchase 75,000 shares at an exercise price of $2.00 per share, which vests in three equal installments on each of the succeeding three anniversary dates of the option grant, provided Mr. Neilander is serving as a director on each such vesting date.

(7) Includes 50,000 shares underlying a ten-year option issued to Mr. Downs in February 2021 to purchase 75,000 shares at an exercise price of $2.00 per share, which vests in three equal installments on each of the succeeding three anniversary dates of the option grant, provided Mr. Downs is serving as a director on each such vesting date.

(8) Based on information provided in the Schedule 13G filed on February 14, 2023, by CP BF Lending, LLC. CP BF Lending, LLC is the record and direct beneficial owner of the securities covered by Schedule 13G. Alexander Bryant Washburn and Stanley Logan Baty may be deemed to beneficially own the securities covered by the Schedule 13G because they are the controlling members of the Board of Managers of Columbia Pacific Advisors, LLC. Columbia Pacific Advisors LLC is the manager of CP Business Finance GP, LLC, the manager of CP BF Lending, LLC. Represents (i) 2,312,449 shares of Common Stock issuable upon exercise of warrants and (ii) 1,396,648 shares of Common Stock issuable upon conversion of a convertible note, each held of record by CP BF Lending, LLC. The address of CP BF Lending, LLC is 1910 Fairview Ave. E., Suite 300, Seattle, WA 98102.

(9) Based on information provided in the Schedule 13G filed on February 8, 2023, by CVI Investments, Inc. and Heights Capital Management, Inc. Heights Capital Management, Inc. is the investment manager to CVI Investments, Inc. and as such may exercise voting and dispositive power over these shares. The address for CVI Investments, Inc. is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The address for Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.

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The following section of the Original Proxy Statement appearing in the section captioned “PROPOSAL 4: FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635, TO APPROVE THE FUTURE ADJUSTMENT OF THE CONVERSION PRICE OF THE COMPANY’S SERIES A CONVERTIBLE PREFERRED STOCK,” is accordingly amended and restated as follows:

PROPOSAL 4: For purposes of complying with Nasdaq Listing Rule 5635, to approve the future adjustment of the conversion price of the Company’s Series A Convertible PREFERRED STOCK

Background and Overview

On November 29, 2021, we issued to investors 37,700 shares of our Series A Convertible Preferred Stock (the “Preferred Stock”) for a purchase price of $1,000.00 per share (“November Placement”). The Preferred Stock was convertible into our common stock at an initial conversion price of $28.00 per share (“Conversion Price”); provided that the Conversion Price was subject to anti-dilution protection upon any subsequent transaction at a price lower than the Conversion Price then in effect. In addition, on January 31, 2023 and April 15, 2023 (the “Adjustment Dates”), the Conversion Price was to be adjusted to the lesser of: (i) the Conversion Price in effect on the Adjustment Date, or (ii) 85% of the average closing price of our common stock for the fifteen trading days prior to the Adjustment Date.

On January 30, 2023, the holders of a majority of the Preferred Stock approved an amendment to the terms of the Preferred Stock to: (i) extend the initial Adjustment Date from January 31, 2023 to April 28, 2023; and (ii) to extend the second Adjustment Date from April 15, 2023 to July 31, 2023; and (iii) to add a third Adjustment Date of October 31, 2023. Notwithstanding the foregoing, we agreed that the adjusted Conversion Price may not be less than $0.71, unless the terms of the new adjustment dates are approved by our shareholders, as required pursuant to applicable rules and regulations of NASDAQ. We agreed to submit for a vote the approval the terms of the new adjustment dates at our next meeting of shareholders and use our reasonable best efforts to solicit our shareholders’ approval of such vote. This Proposal 4 is being submitted in connection with the foregoing.

Potential Dilutive Effect of Approval of this Proposal

If this Proposal 4 is approved, on each of July 31, 2023 and October 31, 2023, the Conversion Price will be adjusted to the lesser of the Conversion Price then in effect or 85% of the average closing price of our common stock for the fifteen trading days prior to such date regardless of whether such price is below the current floor price of $0.71 per share. As there is no floor price to the price adjustment that may occur pursuant to the foregoing adjustment provision, we cannot be certain as to the eventual Conversion Price for the Preferred Stock, and accordingly, as to the exact number of shares of common stock issuable thereunder. As such, the exact magnitude of the dilutive effect cannot be conclusively determined, but the dilutive effect may be material to our current stockholders. Accordingly, the holders of the Preferred Stock could significantly influence future decisions of our company.

Currently, there are 36,103 shares of Preferred Stock outstanding at a stated value of $1,202 per share. As we are permitted to pay the dividend, equal to 14% per annum, either in cash or in-kind by increasing the stated value of the Preferred Stock, the stated value of the Preferred Stock will increase until this Proposal is approved at which time it will cease. If this Proposal is not approved, the dividend will continue to be payable on the Preferred Stock.

The following table shows the number of shares that would be issuable upon conversion of the Preferred Stock at various Conversion Prices at the stated value set forth above:

	Assumed Conversion Prices
	$0.71	$0.50	$0.25	$0.10
Number of shares of common stock issuable upon conversion of the Preferred Stock	61,121,084	86,791,939	173,583,877	433,959,693

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If we receive approval of this proposal, the issuance of securities upon conversion of the Preferred Stock may cause a reduction in the percentage interests of our current stockholders in voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance or resale of our common stock issued to the holders upon conversion of the Preferred Stock could cause the market price of our common stock to decline. In addition to the foregoing, the increase in the number of issued shares of our common stock that may be issued upon conversion of the Preferred Stock may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of us. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Based on the number of shares we have authorized and assuming Proposal 6 is not approved, we do not have sufficient shares of common stock outstanding to issue the shares underlying the Preferred Stock at the current conversion price of $0.71. Of the 61,121,084 shares of common stock issuable, we have sufficient shares of common stock outstanding to issue 57,548,366 shares.

Basis of Stockholder Approval Requirements

Our common stock is listed on the NASDAQ Capital Market, and we are subject to the NASDAQ listing standards set forth in its Listing Rules. Nasdaq Listing Rule 5635(d) requires stockholder approval for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock.

Since the Conversion Price of the Preferred Stock can be adjusted downward, it is possible that the issuance and conversion of the Preferred Stock could, in the future, result in the issuance of more than 20% of our common stock. We generally have no control over whether the holders will convert the Preferred Stock. Given the foregoing, we are seeking stockholder approval under this Proposal 4, to comply with Nasdaq Listing Rule 5635(d), to issue more than 20% of our outstanding common stock to the holders of the Preferred Stock.

Consequences of Not Approving this Proposal

If our stockholders do not approve this Proposal 4, the Preferred Stock will continue to accrue a per annum dividend of 14% until we obtain such approval. In addition, if shareholder approval is not obtained, we agreed to cause an additional shareholder meeting to be held on or prior to the six month-anniversary of this meeting. If, despite our reasonable best efforts the shareholder approval is not obtained after such subsequent shareholder meetings, we agreed to cause an additional shareholder meeting to be held each quarter thereafter until shareholder approval is obtained.

Vote Required and Board Recommendation

The approval of this proposal requires the affirmative vote of at least a majority of the shares of common stock present in person or by proxy and entitled to vote on the matter at the Annual Meeting. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.

The Board unanimously recommends that stockholders vote “FOR” approval, for purposes of complying with Nasdaq Listing Rule 5635, of the removal of the floor price in connection with future adjustments of the conversion price of the Series A Convertible Preferred Stock.

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The following section of the Original Proxy Statement appearing in the section captioned “PROPOSAL 5: APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK,” is accordingly amended and restated as follows:

PROPOSAL 5: APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES

OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK

General

Our Board is recommending that our stockholders approve a proposed amendment to our articles of incorporation in substantially the form attached hereto as Annex B, to effect a reverse stock split of our outstanding shares of common stock at a reverse stock split ratio of between 1-for-2 and 1-for-30, as determined by the Board of Directors in its sole discretion, at any time prior to the one-year anniversary of this Annual Meeting. If the stockholders approve and adopt the proposed amendment to effect the reverse stock split, and our Board decides to implement it, the reverse stock split will become effective on the date of the filing of the proposed amendment with the Secretary of State of the State of Nevada.

If implemented, the reverse stock split will be realized simultaneously for all outstanding common stock and the ratio determined by our Board will be the same for all outstanding shares of common stock. The reverse stock split will affect all holders of shares of our common stock uniformly and each stockholder will hold the same percentage of our common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. The proposed amendment will not reduce the number of authorized shares of common stock (which will remain at 100,000,000, or at 500,000,000 if Proposal 6 is approved) or preferred stock (which will remain at 10,000,000) or change the par values of our common stock (which will remain at $0.001 per share) or preferred stock (which will remain at $0.001 per share).

Background

Our common stock is currently quoted on The NASDAQ Capital Market (“NASDAQ”), and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, minimum bid price per share, and minimum stockholder's equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from NASDAQ.

The minimum closing bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) is $1.00. On November 29, 2022, we received a notice that we were not in compliance with the $1.00 minimum closing bid price requirement.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A) (the “Compliance Period Rule”), we have until November 20, 2023, to regain compliance with the bid price rule. If, at any time before November 20, 2023, the bid price for our common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under the Compliance Period Rule, the Nasdaq staff will provide written notification to us that we comply with the bid price rule, unless the staff exercises its discretion to extend this 10 day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

If we do not regain compliance with the bid price rule by November 20, 2023, the Nasdaq staff will provide written notification to us that our stock may be delisted. We would then be entitled to appeal the staff’s determination to a NASDAQ Listing Qualifications Panel and request a hearing. There can be no assurance that, if we do appeal the delisting determination by the staff to the NASDAQ Listing Qualifications Panel, that such appeal would be successful.

The closing price of our common stock on June 2, 2023 was $0.231.

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Purpose of the Proposed Reverse Stock Split

Our Board’s primary objective in proposing the reverse stock split is to raise the per share trading price of our common stock. In particular, this will help us to maintain the listing of our common stock on NASDAQ.

Delisting from NASDAQ may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities.

If we are delisted from NASDAQ and we are not able to list our common stock on another exchange, our common stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and little or no analyst coverage for us;

•	we would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and

•	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

As of the New Record Date, we were not in compliance with the NASDAQ bid price requirement. Our Board believes that the proposed reverse stock split is a potentially effective means for us to regain or maintain compliance with the listing rules of NASDAQ and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from the NASDAQ by producing the immediate effect of increasing the bid price of our common stock.

Increase the Market Price of our Common Stock to a Level More Appealing for Investors

We also believe that the reverse stock split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced securities to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore more likely to have less third-party analysis of the Company available to investors. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the reverse stock split, together with the anticipated increased stock price immediately following and resulting from the reverse stock split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for the common stock than that which currently exists.

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We cannot assure you that all or any of the anticipated beneficial effects on the trading market for our common stock will occur. Our Board cannot predict with certainty what effect the reverse stock split will have on the market price of our common stock, particularly over the longer term. Some investors may view a reverse stock split negatively, which could result in a decrease in our market capitalization. Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares. We cannot provide you with any assurance that our shares will continue to qualify for listing on NASDAQ. As a result, the trading liquidity of our common stock may not improve. In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of between 1-for-2 and 1-for-30 as determined by the Board of Directors in its sole discretion, prior to the one-year anniversary of this Annual Meeting. Even if approved, the Board will have discretion to delay or not to implement the reverse stock split.

In determining the reverse stock split ratio, our Board will consider numerous factors, including:

•	the historical and projected performance of our common stock;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock;

•	our capitalization (including the number of shares of our common stock issued and outstanding);

•	the prevailing trading price for our common stock and the volume level thereof; and;

•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to amend the articles of incorporation to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give our Board the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Principal Effects of the Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if our Board decides to implement a 1-for-5 reverse stock split of our common stock, then a stockholder holding 10,000 shares of our common stock before the reverse stock split would instead hold 2,000 shares of our common stock immediately after the reverse stock split. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our company or proportionate voting power, except for minor adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the reverse stock split. Instead, we will issue one full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process.

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The principal effect of the reverse stock split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 27,893,328 shares as of June 2, 2023 to a number of shares between and including one-half to one-thirtieth that amount, as the case may be based on the ratio for the reverse stock split as determined by our Board, and (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options or warrants, as applicable, between and including one-half to one-thirtieth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options or warrants, as applicable, immediately preceding the reverse stock split at an exercise price equal to between and including two to thirty times the exercise price specified before the reverse stock split, resulting in essentially the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split, as the case may be based on the ratio for the reverse stock split as determined by our Board.

The following table, which is for illustrative purposes only, illustrates the effects of the reverse stock split at certain exchange ratios within the foregoing range, without giving effect to any adjustments for fractional shares of common stock, on our outstanding shares of common stock and authorized shares of capital stock as of June 2, 2023.

	Before reverse stock split	1-for-2	1-for-5	1-for-10	1-for-15	1-for-20	1-for-30
Common stock authorized (1)	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000
Preferred stock authorized	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Common stock issued and outstanding	27,893,328	13,946,664	5,578,666	2,789,333	1,859,555	1,394,666	929,778
Common stock underlying RSUs, options and warrants	14,558,306	7,279,153	2,911,662	1,455,831	970,554	727,916	485,277
Common stock underlying Series A Preferred Stock (2)	61,121,084	30,560,542	12,224,217	6,112,109	4,074,739	3,056,055	2,037,370
Common stock available for grant under existing stock equity plans (3)	2,939,856	1,469,928	587,972	293,986	195,991	146,993	97,996
Common stock authorized and unreserved (4)	(6,512,574)	46,743,713	78,697,483	89,348,741	92,899,161	94,674,370	96,449,579

(1)	To the extent Proposal 6 is approved, our common stock authorized will be 500,000,000 shares.

(2)	Based on the current conversion price of the Series A Preferred Stock. See Proposal 4 for a description of the adjustments that may occur to reduce the conversion price, which would increase the number of shares issuable upon conversion of the Series A Preferred Stock.

(3)	To the extent Proposal 3 is approved, our common stock available for grant under existing stock equity plans outstanding will initially be 7,500,000 shares.

(4)	To the extent Proposal 6 is approved, our common stock authorized will be 500,000,000 shares.

The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will continue to be subject to the periodic reporting requirements of the Exchange Act.

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Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced to between and including one-half to one-thirtieth of its present amount, as the case may be based on the ratio for the reverse stock split as determined by our Board, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Effect of Authorized but Unissued Shares

The reverse stock split will have the effect of significantly increasing the number of authorized but unissued shares of common stock. The number of authorized shares of common stock will not be decreased and will remain at 100,000,000, or at 500,000,000 if Proposal 6 is approved. Because the number of outstanding shares will be reduced as a result of the reverse stock split, the number of shares available for issuance will be increased. See the table above under the caption “Principal Effects of the Reverse Stock Split” that shows the number of unreserved shares of common stock that would be available for issuance at various reverse stock split ratios.

Our Board believes that we will need to raise additional capital in the ordinary course of business. In addition, we may issue shares to acquire other companies or assets or engage in business combination transactions. Finally, pursuant to Proposal 4, our Series A Preferred Stock may become convertible into more shares of common stock than we currently have authorized. The approval of this Proposal 5 will allow our Series A Preferred Stock holders to exercise their conversion rights as described in Proposal 4. As of the date of this Proxy Statement, we have no specific plans, arrangements or understandings, whether written or oral, with respect to the increase in shares available for issuance as a result of the reverse stock split.

Potential Anti-Takeover and Dilutive Effects

The purpose of the reverse stock split is not to establish any barriers to a change of control or acquisition of the Company. However, because the number of authorized shares of common stock will remain at 100,000,000, or at 500,000,000 if Proposal 6 is approved, this proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of our common stock as compared to the outstanding shares of our common stock and could, under certain circumstances, have an anti-takeover effect. Shares of common stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. After implementation of the proposed amendment, our Board will continue to have authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or the NASDAQ listing standards, assuming we remain listed on NASDAQ. Our Board is not aware of any attempt to take control of our business and has not considered the reverse stock split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of common stock that would become newly available for issuance as a result of the reverse stock split.

In addition, if we do issue additional shares of our common stock, the issuance could have a dilutive effect on earnings per share and the book or market value of the outstanding common stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power. Holders of common stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

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Certain Risks Associated with the Reverse Stock Split

Before voting on this proposal, you should consider the following risks associated with the implementation of the reverse stock split:

•	Although we expect that the reverse stock split will result in an increase in the market price of our common stock, we cannot assure you that the reverse stock split, if implemented, will increase the market price of our common stock in proportion to the reduction in the number of shares of common stock outstanding or result in a permanent increase in the market price. The effect the reverse stock split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

•	The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•	While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the reverse stock split is approved by our stockholders, the reverse stock split would become effective at such time prior to the one-year anniversary of this Annual Meeting as it is deemed by our Board to be in the best interests of the Company and its stockholders and we file the amendment to our articles of incorporation with the Secretary of State of the State of Nevada. Even if the reverse stock split is approved by our stockholders, our Board has discretion not to carry out or to delay in carrying out the reverse stock split. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

As soon as practicable after the effective time of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. If you hold shares of common stock in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split with instructions on how to exchange your shares. After you submit your completed transmittal letter, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of post-reverse stock split shares of common stock you hold.

Some stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry form. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our common stock for a statement of holding. When you submit your certificate representing the pre-split shares of our common stock, your post-split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest.

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Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Beginning on the effective time of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Instead, we will issue one full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process. Each common stockholder will hold the same percentage of the outstanding common stock immediately following the reverse stock split as that stockholder did immediately prior to the reverse stock split, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

No Dissenter’s Rights

Under Chapter 78 of the Nevada Revised Statutes, our stockholders are not entitled to dissenter’s rights with respect to the reverse stock split or the corresponding amendment to our articles of incorporation to effect the reverse stock split and we will not independently provide our stockholders with any such right.

U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to the holders of our common stock. It addresses only stockholders who hold our common stock as capital assets. It does not purport to be complete, does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, does not address U.S. federal estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income and does not address stockholders subject to special rules, including without limitation financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this summary does not consider or discuss the tax treatment of partnerships or other pass-through entities or persons that hold our shares through such entities.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings, and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. It does not address tax considerations under state, local, foreign and other laws. This summary is for general information purposes only, and the tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

The reverse stock split is intended to constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Assuming that such treatment is correct, the reverse stock split generally will not result in the recognition of gain or loss for U.S. federal income tax purposes, except potentially with respect to any additional fractions of a share of our common stock received as a result of the rounding up of any fractional shares that otherwise would be issued, as discussed below. Subject to the following discussion regarding a stockholder’s receipt of a whole share of our common stock in lieu of a fractional share, the adjusted basis of the new shares of common stock will be the same as the adjusted basis of the common stock exchanged for such new shares. The holding period of the new, post-reverse stock split shares of the common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-reverse stock split shares. Stockholders who acquired their shares of our common stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis of such shares. Additional information about the effects of the reverse stock split on the basis of holders of our common stock will be included in Internal Revenue Service Form 8937, Report of Organizational Actions Affecting Basis of Securities, which we will post to our website on or before the 45th day following the effective date of the reverse stock split, if effected.

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As described above in “Fractional Shares,” no fractional shares of our common stock will be issued as a result of the reverse stock split. Instead, we will issue one (1) full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process. The U.S. federal income tax consequences of the receipt of such additional fraction of a share of our common stock are not clear. A stockholder who receives one (1) whole share of our common stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which such stockholder was otherwise entitled. We are not making any representation as to whether the receipt of one (1) whole share in lieu of a fractional share will result in income or gain to any stockholder, and stockholders are urged to consult their own tax advisors as to the possible tax consequences of receiving a whole share in lieu of a fractional share in the reverse stock split.

We have not sought, and will not seek, any ruling from the Internal Revenue Service or an opinion of tax counsel with respect to the matters discussed herein. The foregoing views are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of a reverse stock split may vary significantly as to each holder of our common stock, depending upon the state in which such holder resides or does business. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 5 requires the affirmative vote of a majority of our outstanding shares of common stock. Broker non-votes and abstentions will be counted as votes against the proposal.

The Board unanimously recommends that stockholders vote FOR the approval of the amendment to our articles of incorporation to effect a reverse stock split of our outstanding shares of common stock at a reverse stock split ratio of between 1-for-2 and 1-for-30, as determined by the Board of Directors in its sole discretion, prior to the one-year anniversary of this Annual Meeting.

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